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                                                                   EXHIBIT 3.2.2

                           CERTIFICATE OF AMENDMENT
                           ------------------------
                                      OF
                                      --
                           ARTICLES OF INCORPORATION
                           -------------------------

The undersigned certify that:

1. They are the President and Secretary, respectively, of Keystone Automotive Industries, Inc., a California corporation.

2. Article Four of the Articles of Incorporation of this corporation be amended to read as follows:

3 "FOUR: A. This Article FOUR shall become effective only when this corporation becomes a listed corporation within the meaning of Section
       301.5 of the California General Corporations Law, which section provides that a listed corporation means a corporation with outstanding shares listed on the New York Stock Exchange or the American Stock Exchange, or a corporation with outstanding securities designated as qualified for trading as a national market system security on the National Association of Securities dealers Automatic Quotation System (or any successor national market system) if the corporation has at least 800 holders of its equity securities as of the record date of the corporation's most recent annual meeting of shareholders.

           B. Upon the effectiveness of this Article FOUR, the election of directors by the shareholders shall not be by cumulative voting. At each election of directors, each shareholder entitled to vote may vote all the shares held by that shareholder for each of several nominees for director up to the number of directors to be elected. The shareholder may not cast more votes for any single nominee than the number of shares held by the shareholder."

3. The foregoing Amendment of Articles Incorporation has been duly approved by the Board of Directors.

4. The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of shares outstanding of the corporation is 14,657,352. The number of shares voting in favor of the amendment exceeded the vote required. The percentage vote required was more than 66 2/3%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date:  June 25, 1998

                                                   /s/ Charles J. Hogarty
     [ Seal of CA                                  -----------------------------
       Secretary of                                Charles J. Hogarty, President
       State        ]
                                                   /s/ James C. Lockwood
                                                   -----------------------------
                                                   James C. Lockwood, Secretary